Exhibit 10.41
COOPER CAMERON CORPORATION
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
     1. Definitions.
     (a) “Account” means the account maintained on the books of the Company pursuant to Section 4 for the Director Compensation deferred by each Participant for a Plan Year. Separate Accounts shall be maintained for each Participant for the Director Compensation deferred for each Plan Year.
     (b) “Beneficiary” means the beneficiary or beneficiaries of the Participant designated pursuant to Section 6.
     (c) “Board means the Board of Directors of the Company.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Committee” means the Compensation Committee of the Board.
     (f) “Company” means Cooper Cameron Corporation, a Delaware corporation.
     (g) “Director” means any member of the Board who is not an employee of the Company or any of its subsidiaries.
     (h) “Director Compensation” means the cash compensation to which the Participant is entitled as a retainer as a member of the Board or as the Chair of a committee of the Board.
     (i) “Effective Date” means January 1, 2006.
     (j) “Investment Funds” means the investment funds under the Savings Plan (including the Stock Fund), except as otherwise determined by the Committee.
     (k) “Investment Fund Accounts” means the sub-Accounts maintained under the Plan to which deferred compensation is credited pursuant to Section 4, to reflect equivalent investment performance of the Investment Funds.
     (l) “Participant” means a Director who elects to participate in this Plan as provided in Section 3.
     (m) “Plan” means the Cooper Cameron Corporation Deferred Compensation Plan for Non-Employee Directors as set for the herein and as amended from time to time.
     (n) “Plan Year” means the calendar year.

     (o) “Savings Plan” means the Cooper Cameron Corporation Retirement Savings Plan.
     (p) “Shares” means the shares of common stock of the Company, par value $.01 per share.
     (q) “Stock Fund” means the Cooper Cameron Stock Fund under the Savings Plan.
     2. Administration.
     (a) The Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide any and all questions as may arise in connection with the interpretation or application of the Plan.
     (b) The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application or the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon Participants and all other persons having or claiming any interest in the Plan.
     3. Participation.
     (a) A Director may elect to participate in the Plan by filing a written election with the Company, on such form as may be prescribed by the Committee, to defer 25%, 50%, 75% or 100% of his or her Director Compensation.
     (b) A deferral election shall become effective on the first day of the Plan Year following the date the election is made, except as provided in paragraph (c) of this Section. A deferral election for a Participant shall remain effective for each subsequent Plan Year unless the Participant files another election in which the Participant elects to cease deferring Director Compensation or to change the percentage of Director Compensation which is deferred. The new deferral election shall become effective on the first day of the Plan Year following the date the election is made.
     (c) An individual who become a Director after the Effective Date may make a deferral election within 30 days after becoming a Director. For the Plan Year in which the election is made it shall be effective only with respect to Director Compensation earned during the Plan Year after the date such election is made.

     4. Accounts.
     (a) The Director Compensation for a Plan Year that is deferred by a Participant pursuant to a deferral election shall be credited to the Participant’s Account and shall be allocated in multiples of 25%, in accordance with the Participant’s deferral election, among the Investment Fund Accounts maintained for the Participant as if invested in the applicable Investment Fund as of the business day on which such Director Compensation would have otherwise been paid.
     (b) A Participant may transfer the balance credited to each Investment Fund Account once each calendar quarter, to one or more of the other Investment Fund Accounts, in multiples of 25%. Such transfer shall be made by filing a written election with the Company in accordance with rules prescribed by the Committee. In no event may a transfer be made that would violate the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.
     (c) The balance credited to a Participant’s Investment Fund Accounts shall be adjusted from time to time to reflect the equivalent investment performance of the applicable Investment Fund.
     5. Payment of Deferred Compensation.
     (a) Election of Payment Event. Payment of the Account of a Participant for Director Compensation deferred for a Plan Year shall be made or commenced in the form elected by the Participant (pursuant to paragraph (b) of this Section) at one of the times set forth below in accordance with the Participant’s written election (on such form as prescribed by the Committee) filed with the Company prior to the beginning of such Plan Year:
     (i) The date specified by the Participant;
     (ii) In the month following the Participant’s termination of service as a Director;
     (iii) The earlier of (A) the date elected by the Participant or (B) in the month following the Participant’s termination of service as a Director; or
     (iv) The later of (A) the date elected by the Participant or (B) in the month following the Participant’s termination of service as a Director.
The written election of the time of payment of Director Compensation that is deferred pursuant to paragraph (c) of Section 3 must be filed by the Participant within 30 days after becoming a Director.

The Participant may change the time when payment of an Account will be made or commenced by filing a written election with the Company, on such form as prescribed by the Committee; provided, however, that:
     (i) The election will not take effect for at least 12 months after the date on which it is made as required by Section 409A of the Code (i.e., the election must be made at least 12 months in advance; and
     (ii) The new payment time must be at least five years after the date it would have otherwise been made.
     (b) Form of Payment. Payment of the Participant’s Account for Director Compensation deferred for a Plan Year shall be made in cash equal to the value of the Participant’s Investment Fund Accounts as of the business day preceding the date payment is to be made, except that payments with respect to the Investment Fund Account based on the Stock Fund shall be made in cash or Shares as elected by the Participant. Payment shall be made in either a lump sum or substantially equal annual installments over a period not to exceed ten years, as elected by the Participant in writing on such form as prescribed by the Committee and filed with the Company prior to the beginning of such Plan Year. The written election of a lump sum or installments of Director Compensation that is deferred pursuant to paragraph (c) of Section 3 must be filed by the Participant within 30 days after becoming a Director.
     The Participant may change whether payment of an Account will be made in a lump sum or installments by filing a written election with the Company, on such form as prescribed by the Committee; provided, however, that:
     (i) The election will not take effect for at least 12 months after the date on which it is made as required by Section 409A of the Code (i.e., the election must be made at least 12 months in advance); and
     (ii) The new payment time will be five years after the date it would have otherwise been made.
     (c) Change in Control; Death. Notwithstanding anything contained herein to the contrary, in the event of a Change of Control (as defined in Appendix A) or the death of the Participant, regardless of an election or change in election by the Participant of the applicable payment time or form of payment:

     (i) If such event occurs prior to the time elected by the Participant pursuant to paragraph (a) of this Section, a lump sum payment of the Participant’s Accounts shall be made to the Participant (to the Participant’s Beneficiary in the event of the Participant’s death) within 30 days following the Change of Control or the Participant’s death; and
     (ii) If such event occurs following the time elected by the Participant pursuant to paragraph (a) of this Section, a lump sum payment of the remaining portion of the Participant’s Accounts, if any, shall be made to the Participant (to the Participant’s Beneficiary in the event of the Participant’s death) within 30 days following the Change of Control or the Participant’s death.
     6. Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries to whom payment of the Participant’s Accounts shall be made in the event of the death of the Participant. Any beneficiary designation may be made or changed by a Participant by a written instrument in such form prescribed by the Committee which is filed with the Company prior to the Participant’s death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, then any amounts otherwise payable to the Participant’s beneficiary shall be paid to the Participant’s estate.
     7. Amendment and Termination of Plan.
     (a) The Board may at any time amend the Plan in whole or in part, provided that no amendment shall adversely affect the rights of a Participant to receive payment of the amount credited to the Participant’s Accounts as of the date of the amendment in accordance with the terms of the Plan in effects prior to such amendment, except as may be required to comply with Section 409A of the Code and regulations and other guidance issued thereunder.
     (b) The Board may, in its sole discretion, terminate the Plan at any time; provided, however, that in such event payment shall be made in accordance with the last election made by the Participant pursuant to section 5 prior to the Plan’s termination.
     8. Miscellaneous.

     (a) The Company’s obligation to make payments under the Plan shall be contractual only and all payments hereunder shall be made by the Company from its general assets at the time and in the manner provided for in the Plan.
     (b) Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, the amounts, if any, payable hereunder, to the Participant or such other person. No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owned by a Participant or any other person, nor be transferable by operation or law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
     (c) This Plan shall be governed by the laws of the State of Delaware, without references to principles of conflict of laws, and shall be construed accordingly.
     (d) This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Plan shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto. Any provision of this Plan that would cause the payment or settlement thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

Appendix A
     “Change of Control” means and shall be deemed to have occurred as of the date of the first to occur of the following events:
     (a) Any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;
     (b) Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. However, if any Person or Group is considered to own 35% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control;
     (c) A majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
     (d) Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
     (i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
     (ii) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
     (iii) A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

     (iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.
     For these purposes, the term “Person” shall mean an individual, Company, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Rule13d-5 of the Securities Exchange Commission, modified to the extent necessary to comply with Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B), or any successor thereto in effect at the time a determination of whether a Change of Control has occurred is being made.